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                                                                    EXHIBIT 99.1


                                                                   [TESORO LOGO]
FOR IMMEDIATE RELEASE

CONTACTS:
         JOHN ROBERTSON, DIRECTOR INVESTOR RELATIONS, (210) 283-2687 TARA FORD, DIRECTOR PUBLIC RELATIONS, (210) 283-2676



               TESORO AGREES TO PURCHASE THE GOLDEN EAGLE REFINERY
                        AND 70 RETAIL SITES FROM VALERO


         SAN ANTONIO - FEBRUARY 5, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) announced today that it has reached a definitive agreement to acquire the 168,000 barrel-per-day Golden Eagle refinery located in the San Francisco Bay Area of California along with 70 associated retail sites throughout Northern California from Valero Energy Corporation (NYSE:VLO).

         The purchase price will be $945 million plus the value of inventory at closing, currently estimated to be $130 million. Additionally, the agreement includes contingency payments of up to $150 million, which will be paid only if annual California refining industry spreads exceed the 1997 to 2001 average. The contingency period begins in 2003 and has a term of five years.

         Tesoro's combined throughput capacity will increase by more than 40 percent to nearly 560,000 barrels per day. In addition, Tesoro's branded retail network will expand to approximately 750 locations, including nearly 100 stations in California.


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         The divestiture of the Golden Eagle refinery and associated retail assets was mandated by the consent decree executed last year between Valero and the Federal Trade Commission as a condition of Valero's merger with Ultramar Diamond Shamrock.

         Tesoro expects the transaction to be immediately accretive to earnings exclusive of estimated annual synergies of between $30 million to $50 million. The transaction is expected to close in April 2002 and is subject to the customary legal and regulatory conditions. The Company will issue a combination of debt and equity to fund the transaction. Lehman Brothers served as the Company's sole financial advisor.

         "This transaction is consistent with our strategy of growth through accretive acquisitions. The purchase of this integrated business unit will increase our size and scope in the western United States and give us meaningful synergies that will favorably impact our bottom line," said Bruce Smith, chairman, president and CEO of Tesoro Petroleum. "We are excited about the expansion of our brand and the ability to increase our gasoline supply to the independent marketers."

         "This is a winning situation for everyone," Smith said. "The sale gives good financial benefit to shareholders and permits both companies to move forward with their strategies. California gains a new competitor in its refining and marketing industry, one capable of offering additional gasoline supply from our other operations in the western United States. And, the speed of the transaction will eliminate uncertainty for employees and permit a smooth integration."

         The highly sophisticated Golden Eagle refinery currently produces approximately 105,000 barrels per day of gasoline, about 70 percent of which is California Air Resources Board (CARB) phase II and it is the largest producer of CARB diesel. The Company will continue the safety and reliability investment program initiated by Valero. Included in this capital program is a project currently under way that will increase CARB production.


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PUBLIC INVITED TO LISTEN TO ANALYST CONFERENCE CALL VIA INTERNET

          Tesoro will host a conference call related to the transaction on Tuesday, February 5, 2002 at 9:30 a.m. EST to discuss this release. Interested parties may listen to the live conference call broadcast and view the associated presentation over the Internet on the company's website at http://www.tesoropetroleum.com. This presentation will be archived on Tesoro's Internet site following the presentation.

         Individuals wishing to listen to Tesoro's presentation will need RealPlayer, which can be downloaded free of charge from http://www.real.com. Please allow at least 15 minutes to complete the download.

         Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates five refineries in the western U.S. with a combined capacity of 390,000 barrels per day. Tesoro's growing retail marketing system includes more than 675 branded retail stations, of which approximately 200 are company owned and operated under the Tesoro(TM) and Mirastar(TM) brands. After the close of this transaction, the new organization is expected to have more than 4,500 employees, six refineries with a total throughput capacity of 560,000 barrels per day, and a network of approximately 750 retail outlets.

      This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain projections as to the expected effects of the acquisition on future earnings and cash flows. Factors which may cause actual results to differ from those forward-looking statements include, changes in general economic conditions, disruptions due to equipment interruptions or failure at Tesoro or third-party facilities, and other factors beyond Tesoro's control. For more information concerning factors that could cause such a difference, see Tesoro's annual report on Form 10-K and other of Tesoro's reports filed with the Securities and Exchange Commission. Tesoro undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro becomes aware of, after the date hereof.



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